Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
MDC GROUP
Investor Relations:                                Media Relations:
David Castaneda                                   Susan Roush
414.351.9758                                            747.222.7012

LILIS ENERGY TO ACQUIRE SHORELINE ENERGY

FEBRUARY 6, 2014 – Denver, CO - Lilis Energy, Inc. (NASDAQ:LLEX) announced today that it has entered into a letter of intent (LOI) to acquire all of the issued and outstanding common shares of Calgary-based Shoreline Energy Corp. (Toronto Stock Exchange: SEQ).  The Boards of Directors of Lilis Energy and Shoreline Energy, subject to completion of due diligence, as well as negotiation and execution of a definitive agreement in respect of the transaction, have unanimously approved entering into the LOI.

Closing is expected to occur within 90 days, and is subject to the negotiation of definitive agreements, customary due diligence, regulatory and shareholder approvals, and certain other conditions, including the resolution of certain debts of each company to the mutual satisfaction of both parties. The combined entity is expected to continue to trade on NASDAQ under the LLEX symbol.

Upon closing, Lilis Energy will hold royalty and working interests in approximately 150,000 gross, 115,000 net, acres of oil and gas leaseholds in the DJ Basin of Colorado, Wyoming and Western Nebraska. The combination of the companies would result in an increase of 1,520 working interest net acres, and 4,835 royalty acres to Lilis Energy’s holdings in the Greater Wattenberg field. In addition, Lilis Energy will hold approximately 270,000 gross, 180,000 net acres in and around Northwest Alberta’s Peace River Arch area, an emerging unconventional project for horizontal light oil drilling in the Montney formation.

Under the terms of the LOI, Lilis Energy will issue approximately 6.7 million shares at closing to the shareholders of Shoreline Energy, in exchange for all of the issued and outstanding shares of Shoreline Energy. The terms of the LOI require that Shoreline Energy will not solicit or initiate any inquiries or discussions regarding any other business combination or sale of assets.

“We are very pleased to have signed an LOI to acquire Shoreline Energy as it will result in a meaningful increase to our resource potential and prospect inventory in the Greater Wattenberg field. Shoreline Energy also delivers access to a new unconventional drilling and development opportunity in an emerging liquids-rich play in Western Canada,” said Avi Mirman, President of Lilis Energy. “This acquisition enhances Lilis Energy’s growth strategy and complements our recent financing announcements.”

“We believe this alliance represents a great opportunity to maximize shareholder value for Shoreline Energy’s shareholders and stakeholders,” said Trevor Folk, Chief Executive Officer of Shoreline Energy. “Shoreline Energy’s Board of Directors has based its recommendation, in part, on the verbal fairness opinion from Canaccord Capital Genuity Corp., and has unanimously determined that the transaction is in the best interests of Shoreline’s shareholders.”

Shoreline Energy Highlights:

•	Current production of 1,750 Boe/d.
•	P1 - Proved producing reserves of 4,354 MBoe and PV10 of C$56.128 million.*
•	P2 - Proved undeveloped reserves of 6,937 MBoe and PV10 of C$78.128 million.*
•	1,520 net working interest acres and 4,835 royalty acres in the DJ Basin’s Wattenberg Field targeting the Niobrara and Codell formations.
•	180,000 net acres north of Grande Prairie, Alberta, in the Peace River Arch Region, including 47,000 net acres targeting the Montney formation.

*Canadian Assets, $Can  Company Gross, Effective Date Dec 31, 2012, evaluated by GLJ Petroleum Consultants Dated March 15, 2013 Price Deck, GLJ escalated price deck Dec 31, 2012. Shoreline Energy’s 2013 reserve report including the U.S. Assets will be published on or around March 15, 2014.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin where it holds approximately 125,000 gross, 110,000 net acres.  Lilis Energy's near-term E&P focus is to grow reserves and production in its Wattenberg Field acreage targeting the Niobrara benches and Codell Sandstone.   For more information,    please contact MDC Group: Investors - (414) 351-9758, Media - (747) 222-7012, or visit www.lilisenergy.com.

About Shoreline Energy Corporation

Shoreline Energy is a Calgary, Alberta based corporation engaged in the exploration, development and production of petroleum and natural gas. In the two years since its initial public offering, the company grew from initial production of 700 Boe/d to a peak of over 2,000 Boe/d and offers investors a combination of value growth via lower risk development of additional oil reserves and production on its current lands in two main operating areas, the Peace River Arch area of Northwest Alberta, and the Wattenberg Field in northern Colorado. Shoreline Energy’s common shares are listed on the TSX under the trading symbol "SEQ" and its debentures under the trading symbol "SEQ.DB". For more information contact Shoreline Energy’s CEO, Trevor Folk (403) 398-4070; Email: tfolk@shorelineenergy.ca or under the company's profile at www.sedar.com or at www.shorelineenergy.ca.

Forward Looking Statements

This press release may include or incorporate by reference "forward-looking statements" as defined by the SEC, including statements, without limitation, regarding Lilis Energy’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things (1) the expected timing of the transaction; (2) Lilis Energy’s plans to continue its listing on NASDAQ; and (3) expectations regarding the assets and benefits of the combined company. These statements are qualified by important factors that could cause Lilis Energy’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the parties ability to satisfy the applicable conditions to closing; (2) Lilis Energy’s ability to finance its continued exploration and drilling operations; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in Lilis Energy’s reports and registration statements filed with the SEC.